Exhibit 99.2

Media Inquiries:	Investor Inquiries:
William J. Rudolph, Jr.	Michael A. Hajost
(610) 208 -3892	(610) 208-3476
wrudolph@cartech.com	mhajost@cartech.com

ZIOLKOWSKI PROMOTED TO SENIOR VICE PRESIDENT – COMMERCIAL, SAO & LATROBE OPERATIONS

Latrobe Integration Will Remain a Priority

Wyomissing, Pa. (January 9, 2013) – Carpenter Technology announced today that Andrew Ziolkowski has been selected as the company’s Senior Vice President – Commercial, Specialty Alloy Operations & Latrobe Operations, effective immediately. Mr. Ziolkowski’s promotion follows a special assignment as head of integration and operations of Latrobe Specialty Metals, which was acquired by Carpenter in February, 2012. Mr. Ziolkowski replaces Mark Kamon who announced his retirement last month.

In his new role, Mr. Ziolkowski will be responsible for the overall commercial efforts of Carpenter SAO, including international sales as well as the distribution operations of Aceros Fortuna and Grupo. He will also provide oversight for the completion of Latrobe’s integration.

Prior to serving as Senior Vice President – Latrobe Operations, Mr. Ziolkowski held the positions of Vice President – Bar & Coil Products and Vice President – Strip Products. He joined Carpenter in 1989 as a Senior Internal Auditor.

In addition to a Bachelor’s Degree in Accounting from Indiana University of Pennsylvania, Mr. Ziolkowski earned a Master’s Degree, with concentrations in Finance and Accounting, from St. Joseph’s University. He is a Certified Public Accountant and has also attended several management development programs at Penn State University and the Center for Advanced Emotional Intelligence.

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About Carpenter

Carpenter Technology, based in Wyomissing, PA, produces and distributes specialty alloys, including stainless steels, titanium alloys and superalloys, and various engineered products. Information about Carpenter can be found at www.cartech.com.